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                                     [LETTERHEAD]


February 23, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:  Lincoln Life & Annuity Flexible Premium
     Variable Life Account M ("Account")
     Post-Effective Amendment Number  1, File No. 333-42507

Commissioners:

This opinion is furnished in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 filed by Lincoln Life & Annuity Company of New York under the Securities Act of 1993 recorded as File No.
333-42507. The prospectus included in said Post-Effective Amendment describes flexible premium variable universal life insurance policies (the "Policies"). The forms of Policies were prepared under my direction.

In my opinion, the illustrations of benefits under the Policies included in the Section entitled "Illustrations" in the prospectus, based on assumptions stated in illustrations, are consistent with the provisions of the forms of the Policies. The ages selected in the illustrations are representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Experts" in the prospectus.

Very truly yours,

/s/ Vaughn W. Robbins

Vaughn W. Robbins, FSA, MAAA

VWR:ao